Exhibit 99.28(p)(ii)

THE BESSEMER GROUP, INCORPORATED

CODE OF ETHICS

December 2019

Table of Contents

Note from Marc Stern, Chief Executive Officer				1
A.			BUSINESS ETHICS AND CONFLICTS OF INTEREST POLICY	2
	1.		Business Ethics	2
		a.	Mandatory Compliance with Law and Bessemer Trust Policies	2
		b.	Requirement of Cooperation and Candor	2
		c.	Prohibition on Unfair Competition	2
		d.	Personal Finances and Duty to Pre-Clear Securities Trades	2
		e.	Approval of Outside Activities	2
		f.	Duty to Protect Confidential Information	2
		g.	Accuracy of Financial Records and Periodic Reporting	3
	2.		Conflicts Of Interest	4
		a.	In General – Avoiding Self-Dealing and Personal Benefits	4
		b.	Gifts, Meals, and Entertainment Policy	5
B.			OUTSIDE ACTIVITIES POLICY	8
	1.		Required Approval and Annual Disclosure of Outside Activities	8
	2.		Limits on Outside Employment	9
	3.		Limits on Compensation for Outside Activities	9
	4.		Limits on Serving in a Fiduciary Capacity	9
	5.		Limits on Serving as a Director or Officer of an Outside Organization	10
	6.		Speaking and Publishing	10
	7.		Political Contributions	10
	8.		Investment Activity	11
C.			PERSONAL TRADING POLICY	11
	1.		Disclosure of Securities Holdings and Trades	11
	2.		Duty to Use Only Approved Brokers	11
	3.		Trade Pre-Clearance Requirement for All Covered Accounts	11
D.			INSIDER TRADING AND PROHIBITED TRADING PRACTICES POLICY	12
	1.		Prohibition on Insider Trading	12
	2.		Definition of Material Non-public Information	12
	3.		Reporting the Receipt of Material Non-public Information	12
	4.		Prohibition on Sharing Material Non-public Information	13

	5.	Other Prohibited Trading Practices	13
E.		VIOLATIONS OF POLICY OR LAW AND PROTECTION FROM RETALIATION FOR REPORTING VIOLATIONS	13
	1.	Violations of Bessemer Trust Policy or Law	13
	2.	Reporting Violations of Bessemer Trust Policy or Law	14
	3.	Protection from Retaliation for Reporting Violations	14
F.		CODE ADMINISTRATION	14
	1.	Annual Employee Affirmation	14
	2.	Overall Administration	15

Note from Marc Stern, Chief Executive Officer

Dear Colleague,

Trust is the foundation of all that we do. Our clients count on us to put their interests first, our owners and fellow colleagues rely on our shared commitment to the highest standards of integrity.

Earning trust depends on our actions each and every day. By setting out our core values and practices, the Code of Ethics guides us as we work with clients, colleagues, owners, regulators, and service providers. We must all be familiar with the Code and the key legal, reputational, and ethical issues it addresses, including:

- The ethical conduct of the firm’s business and the management of potential conflicts of interest;
- Giving and receiving gifts, meals, and entertainment;
- Engaging in outside activities;
- Personal trading of securities;
- The handling of material non-public information; and
- Protection from retaliation for reporting concerns.

As always, we urge you to speak up if you observe any behavior that appears to violate either the letter or sprit of the Code of Ethics. If you believe a violation of this Code has occurred, contact the General Counsel or Chief Compliance Officer, or send an email to CodeofEthics@Bessemer.com. All reports will be reviewed, appropriate action will be taken, and the reporting Employee will be protected from retaliation. If you prefer to make an anonymous report, you may do so using the Bessemer Ethics Line by visiting www.bessemer.ethicspoint.com on any device or by calling (844) 268-8279.

I am proud and fortunate to work in an ethical and collaborative environment with dedicated colleagues who strive to do the right thing. Working together, we act as stewards of a firm that has built and retained a strong reputation over more than a century. Thank you for your continued support and commitment to Bessemer’s honesty, integrity, and compliance with the spirit and letter of our Code, policies, and applicable law.

Sincerely,

Marc Stern

A.	BUSINESS ETHICS AND CONFLICTS OF INTEREST POLICY

1.	Business Ethics

a.	Mandatory Compliance with Law and Bessemer Trust Policies

The activities of Bessemer Trust must always be in full compliance with applicable laws, regulations, and Bessemer Trust policies, and it is the responsibility of every Bessemer Trust Employee (alternatively, “You”) to read and understand every policy and procedure that applies to them and their business unit. The advice of General Counsel should be sought when such laws, regulations, or policies are ambiguous or difficult to interpret, or when an Employee has any question about whether contemplated conduct is legal or ethical.

b.	Requirement of Cooperation and Candor

Integrity and honesty are core Bessemer Trust values, and your work and communications must truthfully and fairly reflect the matters described. You must promptly and candidly inform Senior Management of all matters that are pertinent to Bessemer Trust’s financial position or operations. Similarly, complete cooperation and candor is essential and required in dealing with General Counsel, Compliance, Bessemer Trust’s internal or independent auditors, and regulators.

c.	Prohibition on Unfair Competition

Bessemer Trust engages in vigorous, but fair and ethical, competition in its business activities. Anti-competitive or unethical practices are prohibited, and any suspected unlawful or unethical activity should be reported to General Counsel promptly upon discovery.

d.	Personal Finances and Duty to Pre-Clear Securities Trades

Employees should manage their personal finances in a manner consistent with employment in a fiduciary institution. Employees are subject to certain restrictions on their investment activities as set forth in the Bessemer Trust Personal Trading Policy, summarized below. Pursuant to that policy, all Bessemer Trust Employees must, among other things, (i) disclose all Covered Accounts for which they have Beneficial Ownership, and (ii) report and pre-clear trades of Covered Securities in Discretionary Accounts.

e.	Approval of Outside Activities

Outside Activities, such as serving as a board member or trustee, outside employment, seeking political office, writing or publishing, and public speaking engagements are subject to the Outside Activities Policy, set forth below. Pursuant to that policy, you must obtain pre-approval before participating in most Outside Activities.

f.	Duty to Protect Confidential Information

Every Employee must carefully and diligently safeguard (i) every current, former, or prospective Employee’s or client’s confidential personal or financial information, and (ii) Bessemer Trust’s own proprietary information and trade secrets, including any lists of clients or prospective clients and information concerning any proprietary Bessemer Trust technologies, products, processes, systems, tools, or programs (“Confidential Information”). Employees must exercise caution and discretion in using Confidential Information and in sharing it only with those who have a legitimate business need.1

i.	Requests for the Release of Confidential Information

Due to our shared obligation to protect our clients’ and Bessemer Trust’s privacy and information, care must be taken before Confidential Information is released. Employees may release Confidential Information to someone other than a client or their authorized representatives only as permitted by law and/or only after obtaining the consent of General Counsel or Fiduciary Counsel, the client, and any other necessary parties whose Confidential Information is at issue. You are also urged to confirm that any party who requests Confidential Information related to a family member or related entity has in fact been granted access rights to such information. For example, the beneficiaries of a trust do not have automatic rights to access information concerning the settlor or other family members or entities.

As set forth in the Retention of Outside Counsel Policy and Litigation, Investigation, and Subpoena Policy, the receipt of legal documents or court filings seeking documents or information, such as a subpoena, court order, or an inquiry from a regulator, should be referred to General Counsel as soon as possible, and no information should be released without General Counsel’s approval.

ii.	Prohibition on Personal Use of Confidential Information

You must not use Confidential Information to further any private interest or for any personal gain, including trading securities using inside information. Improper disclosure or use of such Confidential Information can result in civil or criminal penalties, both for the individual concerned and for Bessemer Trust, and disciplinary action up to and including termination of employment.2

g.	Accuracy of Financial Records and Periodic Reporting

All officers of Bessemer Trust must ensure that Bessemer Trust’s books and records are maintained accurately and in accordance with Bessemer Trust policies, governing law and accounting rules. To this end, Senior Financial Officers must ensure that Bessemer Trust’s transaction and financial reporting systems and other procedures are maintained in a manner that ensures (a) all of Bessemer Trust’s business transactions are properly authorized and completely and accurately recorded in Bessemer Trust’s books and records in accordance with Bessemer Trust policies, governing law, and generally accepted accounting principles; (b) the retention or disposal of Bessemer Trust’s books and records is in accordance with Bessemer Trust’s Document Retention Policy and applicable legal and regulatory requirements; and (c) periodic financial reports will be delivered in a timely manner and in a way that demonstrates a high degree of clarity as to content and meaning in order to enable readers and users of the reports to accurately determine their significance and consequence.

Any Employee found to have knowingly submitted false information relating to Bessemer Trust’s books or records will be subject to disciplinary action up to and including termination of employment.

1 These guidelines are in addition to the Non-Disclosure Agreement signed by Employees and Consultants at the commencement of their employment and/or engagement.

2 This prohibition is not intended to cover (i) any good faith report of a violation of this Code, any other Bessemer Trust policy or procedures, or any applicable law or regulation, or (ii) the disclosure of a trade secret as permitted under the Defend Trade Secrets Act of 2016.

i.	Responsibilities of Senior Financial Officers

Senior Financial Officers will (a) ensure that Employees in Bessemer Trust’s financial departments are educated about any federal, state or local law, rule or regulation that affects the operation of Bessemer Trust’s financial departments or Bessemer Trust in general; (b) ensure that Bessemer Trust has adequate procedures to monitor compliance by Bessemer Trust’s financial departments with any applicable federal, state or local law, rule or regulation; and (c) promptly identify, report to General Counsel (in the manners discussed below), and correct any detected deviations from applicable federal, state or local law, rule or regulation. The advice of General Counsel should be sought whenever such laws or regulations are ambiguous or difficult to interpret. Senior Management of Bessemer Trust should also be familiar, and comply, with the requirements of Regulation O of the Federal Reserve System as to reporting certain bank borrowings. (See discussion of Regulation O in the Treasurer’s Loan Policy).

ii.	Reporting Financial Irregularities

In the event you become aware of or suspect any irregularity with respect to Bessemer Trust’s financial statements or internal accounting controls, Bessemer Trust has established a confidential reporting system to allow you to raise your concerns anonymously. Employees may report their concerns (i) by phone to the confidential Bessemer Ethics Line ((844) 268-8279), (ii) by visiting www.bessemer.ethicspoint.com on any device, or (iii) clicking the Bessemer Ethics Line link on the Bessemer Trust Intranet. Alternatively, Employees may detail their concerns in correspondence, with or without their name, to the Director of Internal Audit at this address:

Director of Internal Audit

The Bessemer Group, Incorporated

100 Woodbridge Center Drive

Woodbridge, New Jersey 07095

Employees can also report their concerns without anonymity by sending a detailed e-mail to Sarbox@bessemer.com.

2.	Conflicts Of Interest

a.	In General – Avoiding Self-Dealing and Personal Benefits

Bessemer Trust Employees are prohibited from using their position for private gain, to advance personal interests, or to obtain favors, gifts, or other personal benefits for themselves, a Member of their Family, a Member of the Family of a Bessemer Trust Employee, or any other individuals or Organizations.3 Instead, you are obligated to act in Bessemer Trust’s best interests, and in the best interests of our clients and owners, without regard to your personal or financial interests or relationships. Accordingly, you are expected to recognize and avoid situations where your personal or financial interests or relationships might influence or appear to influence your judgment, or the judgment of others, on matters affecting the firm or its clients, prospects, or vendors. You may also be asked to make periodic disclosures of relationships that could give rise to a conflict of interest.

3 Employees who are Registered Representatives of Bessemer Investor Services, Inc. are also subject to the “Gifts and Gratuities” policy contained in the Bessemer Investor Services Written Supervisory Policies and Procedures Manual, if they give or accept gifts, meals, or entertainment while acting in that capacity. However, in the ordinary course of business Bessemer Investor Services does not give gifts, meals, or entertainment, nor does any Registered Representative give or receive gifts, meals, or entertainment from any individual or entity while acting in that capacity.

Prohibited conflicts of interest can arise even when there is only a possibility or opportunity for an actual conflict to occur. Thus, although you may not intend to create a conflict of interest, you should manage your work and affairs to avoid even the appearance of such a conflict. If you have any doubt about a particular situation, you should contact your immediate supervisor and General Counsel to discuss the matter.

i.	Fiduciary Conflicts Management Policy

Bessemer Trust has adopted a separate Fiduciary Conflicts Management Policy, which is incorporated by reference into this Code of Ethics. Client-facing employees and members of any SIDD Committee should be guided by this Code of Ethics and the Fiduciary Conflicts Management Policy in carrying out their fiduciary responsibilities.

ii.	Personal and Family Relationships

From time to time, romantic relationships may exist or develop between a Bessemer Trust Employee and a client (or family member), prospective client (or their family members or advisors), center of influence, or vendor (or the vendor’s employee). Such relationships can pose serious conflicts of interest, either in fact or in appearance, and are strongly discouraged. Accordingly, you must report the existence of any such relationship to the Head of Human Resources.4

Similarly, you must notify Compliance using MyComplianceOffice if a Member of Your Family is a director, officer, partner, or owner of a (i) Bessemer Trust vendor or professional advisor, (ii) broker dealer, futures commission merchant or bank that does or might seek to execute transactions for Bessemer Trust, (iii) subadvisor to an Old Westbury or Fifth Avenue fund, or (iii) any other advisor or fund manager that manages or might seek to manage Bessemer Trust client assets. You must also notify Compliance by email if a Member of Your Family or other Covered Person (as defined by the Personal Trading Policy) associated with you is a director, officer, or 10% or more voting equity owner of a publicly traded company.

If you believe or suspect that you have been inadvertently placed in a potentially conflicted or compromised position due to your personal or professional relationship with a Member of Your Family, a Member of the Family of another Bessemer Trust Employee, or a client, prospect, or vendor, you must (i) immediately report the circumstances to your manager or department head, Compliance, and General Counsel, and (ii) avoid or discontinue the activity until the matter has been reviewed and you are given further instructions.

b.	Gifts, Meals, and Entertainment Policy

Because of the heightened potential for conflicts to arise when gifts, meals, and entertainment are given or received, as set forth below, your ability to do so is limited to those reasonable and customary circumstances that are unlikely to create even the appearance of a conflict. Thus, accepting or giving

4 As stated in the Bessemer Trust Employee Handbook (available on the Bessemer Trust intranet), “Romantic relationships between employees holding senior and subordinate positions raise special concerns. The senior employee who engages in such a relationship may not thereafter participate in decisions (including hiring, evaluations, promotions, work assignments, and discipline) that may reward or penalize any employee with whom the senior employee has or had such a relationship. In the event the senior employee is required under this policy to recuse himself/herself from any decision, he/she must inform an HR Officer who will arrange for an alternate to engage in the decision, if required.”

gifts, meals, and entertainment requires reporting and approval by your immediate supervisor, Compliance, and Legal in many circumstances.5

As used in this policy, a “gift” includes any type of personal benefit, including merchandise (e.g., an iPad or bottle of wine) or any type of payment or compensation, gratuity, discount, charitable donation or political contribution made on your or a client’s behalf or at a third-party’s request, service, loan, legacy, investment opportunity, or other item of monetary value.6 A “meal” includes food or drinks at any location, including in a private home. “Entertainment” includes events and experiences such as sporting events, performances, galas, benefits, golf outings, boating or fishing trips, and other similar out-of-office experiences. However, tickets to an event or access to an experience are considered gifts – not entertainment – if the host simply provides the tickets or access to the experience (e.g., a complimentary round of golf) but does not also attend the event.

i.	Prohibitions on Loans to or From Clients

Due to the significant conflicts presented by such loans, no loan to or from a client or trust beneficiary shall be requested or offered by, or be made to or from, any Bessemer Trust employee or Director absent extraordinary circumstances, and any such loans must be approved in advance by General Counsel, Chief Compliance Officer, and Chief Executive Officer. Loans to or from a Bessemer Trust employee’s or Director’s own Bessemer Trust account to or from a Member of their Family, are excepted from this general prohibition.

ii.	Limits on Receipt of Gifts, Meals, and Entertainment

Although you must not solicit gifts for yourself, a Member of Your Family, or anyone else in connection with Bessemer Trust’s business, you may accept a gift, meal, or entertainment if doing so has no potential to impact the performance of your duties to Bessemer Trust or its clients. Thus, whether a gift, meal, or entertainment can be accepted depends on: (i) Bessemer Trust’s relationship to the party providing the gift, meal, or entertainment, (ii) the value of the gift, meal, or entertainment, and (iii) with respect to meals or entertainment provided by vendors or other service providers, how often meals or entertainment are offered.7 Thus, you are required to report gifts, meals, or entertainment as follows:8

5 Consultants are generally not subject to the Gift, Meals, and Entertainment Policy unless the giving or receipt of a gift, meal, or entertainment is related to the Consultant’s work for Bessemer Trust.

6 Charitable contributions made to charities for which clients, prospects, or service providers serve as officers, directors, or trustees are considered gifts to the client, prospect, or service provider. Please note that under Bessemer Trust’s Corporate Transaction Review and Approval Policy, charitable donations of $1,000 or more require the approval of Bessemer Trust’s President and Chief Financial Officer before they can be reimbursed as part of an expense report. Please also note that Bessemer Trust will not reimburse Employees for political contributions under any circumstance.

7 Under federal bank bribery laws, gifts can never be accepted in connection with a specific transaction or discretionary act. Similarly, the receipt of gifts or entertainment by advisors to mutual funds, among others, may violate section 17(e) (1) of the Investment Company Act of 1940, as amended (“40 Act”) and other laws if the gifts or entertainment are given by a vendor for the purpose of inducing the recipient or their firm to purchase or sell fund assets by or through the vendor. Instead, any entertainment or gifts accepted from vendors should be connected to a legitimate business or educational meeting.

8 Items received by a Member of Your Family who is also a Bessemer Trust client are not subject to these rules.

Source and Type of Benefit	Must it be Reported?	Must it be Approved?
Brokers or Investment Managers[9]: • Gifts and branded marketing items	Yes	Only if valued at $100 or more
• Meals and entertainment	Yes	Only if valued at $200 or more
All other vendors/service providers: • Gifts	Yes	Only if valued at $100 or more
• Branded marketing items	Only if valued at $100 or more	Only if valued at $100 or more
• Meals and entertainment	Only if: • you attend an event with the same vendor more than once in the same calendar quarter; or • valued at $500 or more per person	Only if: • you attend an event with the same vendor more than once in the same calendar quarter; or • valued at $500 or more per person
Prospects or clients: • Gifts	Only if valued at $100 or more	Only if valued at $100 or more
• Meals and entertainment	Only if valued at $500 or more per person	Only if valued at $1,000 or more person
Colleagues outside your department[10]: • Gifts, meals, or entertainment	Only if valued at $100 or more	Only if valued at $100 or more

Your immediate supervisor, Compliance, and Legal must each approve of all gifts, meals, and entertainment for which approval is required, and you should seek approval in advance of accepting gifts, meals, and entertainment whenever possible. To seek approval or report an item, please use the Gift Reporting form in My Compliance Office, located under the Applications menu on the Bessemer Trust Intranet (and available here).

iii.	Limits on Giving Gifts, Meals, and Entertainment

Because Bessemer Trust officers and Employees generally must not use gifts as a means to solicit a business relationship, the giving of most gifts is also subject to limitations, reporting, and approval in most circumstances. Whether a gift can properly be given under this policy depends on (i) the purpose of the gift, and (ii) the value of the gift, as set forth below.

9 Brokers refers to brokers who may be selected by Bessemer Trust for trading purposes, and would also apply to other counterparties such as futures commission merchants or other intermediaries. Investment managers refers to investment managers who are or may be seeking to be included in a Bessemer Trust or Old Westbury fund, including seeking to serve as a sub-advisor in a mutual fund, soliciting an investment in a commingled private fund that they will manage, or seeking to be added to Bessemer Trust’s External Manager Solutions platform, Alternative Investment Advisory platform or any similar platform.

10 Gifts, meals, or entertainment received from Employees within your department are not reportable or subject to approval. Further, where reporting or approval is required, only the Employee receiving the gift, meal, or entertainment is responsible for the reporting and approval obligations noted above.

Type of Benefit	Must it be Reported?	Must it be Approved?
Gifts celebrating “life events” (births, marriages, adoptions, etc.)	Only if valued at $100 or more	Only if valued at $100 or more
Any other type of gift	Yes	Only if valued at $100 or more
Meals or entertainment	No	No
Bessemer Trust marketing items	No	No

Your immediate supervisor, Compliance, and Legal must each approve of all gifts for which approval is required, and you should seek approval in advance of giving gifts whenever possible. To seek approval or report an item, please use the Gift Reporting form in My Compliance Office, located under the Applications menu on the Bessemer Trust Intranet (and available here).

iv.	Additional Restrictions on Giving Gifts

Bessemer Trust’s activities must always be in full compliance with anti-bribery laws, including the Foreign Corrupt Practices Act, which prohibits making payments to foreign public officials to obtain business or a license. Accordingly, in addition to the restrictions noted above, no Bessemer Trust Employee shall give any gift or other personal benefit of any kind or amount to a local, state, national, or foreign government official (including any person employed by or representing a foreign government, their sovereign wealth funds and other related entities, officials of a foreign political party, officials of public international organizations, and candidates for foreign office) under any circumstances if Bessemer Trust is seeking to conduct business with the government agency or to receive any discretionary action, license, or authority to do business from a government official or agency. Similarly, no Bessemer Trust Employee shall seek to influence the outcome of the hiring of an investment adviser by any government entity by making a political contribution to any individual who is or may become directly or indirectly responsible for, or able to influence the outcome of, such hiring.

B.	OUTSIDE ACTIVITIES POLICY

This Outside Activities Policy places certain limitations on activities that are engaged in outside of an Employee’s employment at Bessemer Trust.11 These limitations are necessary to help ensure that Employees’ Outside Activities do not interfere, compete, or conflict with Bessemer Trust’s duties or commitments to its clients or put Bessemer Trust’s reputation at risk.

1.	Required Approval and Annual Disclosure of Outside Activities

All requests for approval of Outside Activities must be submitted using the Outside Activities reporting tool in MyComplianceOffice, located under the Applications menu on the Bessemer Trust Intranet (and available here). Thereafter you must confirm annually that you (i) continue to participate in all previously-approved activities and (ii) have disclosed and received approval for any outside activities that require approval under this policy.

11 The Outside Activities Policy applies to all full or part-time Employees, but does not apply to Consultants.

2.	Limits on Outside Employment

All outside employment requires the prior approval of your immediate supervisor, Compliance, and General Counsel.

Officers holding the title of Principal or above and certain managers, supervisors, professionals, and technical experts, are expected to devote all of their working energies to the performance of their duties at Bessemer Trust and, therefore, will not be permitted to engage in outside employment in most circumstances. When a request for the approval of outside employment is made by officers holding the title of Principal and above, General Counsel may also deem it necessary to consult with the Chief Executive Officer or President of Bessemer Trust before addressing the request.

As set forth above, Outside Activities should not compete or conflict with, or have the potential to compete or conflict with, Bessemer Trust’s duties to its clients or put Bessemer Trust’s reputation at risk. For that reason, no outside employment or activity will be approved that might subject Bessemer Trust to criticism or that will encroach upon your working time, interfere with your regular duties, conflict with your work at or duties to Bessemer Trust or its clients, or necessitate such long hours as to affect your effectiveness at performing your work for Bessemer Trust or its clients. In addition, your outside employment must not be performed on Bessemer Trust’s premises or using its property, systems, or Confidential Information. Further, you are prohibited from performing any services for clients on non-working time that are normally are or could be performed by Bessemer Trust personnel, such as preparing a tax return or bill payment.

3.	Limits on Compensation for Outside Activities

As a general matter, Bessemer Trust officers holding the title of Principal or above may not accept compensation, other than the reimbursement for reasonable expenses, for any outside employment, serving as a director, trustee, or fiduciary, speaking or publishing, or any other activity. Exceptions require the approval of your supervisor, Compliance, and General Counsel, who may also consult with the Chief Executive Officer or President of Bessemer Trust before addressing the exception request. Any request to receive compensation for serving as a co-fiduciary with Bessemer Trust requires the approval of Bessemer Trust’s Board of Directors.

4.	Limits on Serving in a Fiduciary Capacity

You may not accept appointment or receive compensation as an administrator, trustee, executor, guardian or any other fiduciary capacity, including serving as a co-fiduciary with any Bessemer Trust entity or holding a power of attorney, without the prior approval of your immediate supervisor, Compliance, and General Counsel, who may consult with the Chief Executive Officer or President of Bessemer Trust before addressing the request. Generally, serving as a fiduciary or holding a power of attorney for a family member or dependent is excluded from this pre-approval requirement but must be reported as an Outside Activity. For further guidance, please contact General Counsel or refer to the Fiduciary Conflicts Management Policy referenced above.

5.	Limits on Serving as a Director or Officer of an Outside Organization

Serving as a director or officer of an outside Organization is generally permissible only in furtherance of legitimate charitable, academic, or professional interests or where such service may provide a benefit to Bessemer Trust. Serving as a director of any public company or other operating company is generally not permitted. As a result, you may not accept appointment as a director, officer, or member of a governing body, of any outside Organization without the prior approval of your immediate supervisor, Compliance, and General Counsel, who may consult with the Chief Executive Officer or President of Bessemer Trust before addressing the request.

Serving as a director or officer of an outside Organization in which a Bessemer Trust client has a significant financial interest, is strongly discouraged because of the potential that conflicts may arise between your duties to both the firm and the Organization. Further, if serving in such a role is approved by your immediate supervisor, Compliance, and General Counsel, you may not accept compensation for such a role unless approved in advance by the Chief Executive Officer.

Participation in community organizations such as Parent Teacher Associations, condo and coop boards, religious organizations, and youth sports programs is encouraged and no prior approvals are required, unless the role involves the handling or oversight of the organization’s funds or accounts, in which case the activity must be submitted for approval as outlined above.

6.	Speaking and Publishing

Bessemer Trust Employees are generally permitted to give speeches or presentations, or publish articles or other written work. The content of speeches, presentations, articles, or other communications made in an Employee’s capacity as a Bessemer Trust Employee generally must be approved in advance (i) as set forth in the Bessemer Trust Written Communications Policy, and (ii) by the Employee’s manager.

Prior approval is not required if an Employee appears or publishes in their individual capacity, but prior notice generally should be given to the Employee’s manager.12 Such appearances or publications should normally not identify the Employee as a Bessemer Trust Employee or representative. If the Employee is identified as a Bessemer Trust Employee or representative, any presentation must include a statement, notice, or other indication to the effect that: “The opinions and materials contained herein do not reflect the opinions and beliefs of the author’s employer.”

7.	Political Contributions

Federal and state law generally prohibits Bessemer Trust or anyone acting on its behalf from making an expenditure or contribution of cash or anything else of value that is directly or indirectly in connection with any election to political office. Employees are permitted to make political contributions in their own names as long as no endorsement by Bessemer Trust is expressed or implied and no use is made of Bessemer Trust’s systems or facilities in connection with political activity. However, as noted above, Bessemer Trust Employees shall not seek to influence the outcome of the hiring of an investment

12 Publication, as mentioned here, refers to items created for traditional professional publications and industry journals, but not to blog posts or other social media platforms. All Bessemer-Trust-related social media activity is governed by the separate Electronic Communications and Social Media Policy, which is incorporated by reference in this Code of Ethics.

adviser by any government entity by making a political contribution to any individual who is or may become directly or indirectly responsible for, or able to influence the outcome of, such hiring.

8.	Investment Activity

Outside activities, whether compensated or volunteer, that involve the management of any Organization’s investment or brokerage accounts raise unique concerns, are generally disfavored, and are unlikely to be approved. Such activities are also governed by the Personal Trading Policy and Procedures. As a result, your participation in such activities, if approved, will require you to (i) disclose any such account(s) as set forth in the Personal Trading Procedures, and (ii) obtain the entity’s agreement to (a) provide Bessemer Trust with quarterly account statements, and (b) to refrain from trading any Covered Security until you seek and obtain preclearance from Bessemer Trust.

C.	PERSONAL TRADING POLICY

Bessemer Trust’s Personal Trading Policy and Personal Trading Procedures are incorporated by reference into this Code and are summarized below.13

1.	Disclosure of Securities Holdings and Trades

Employees must disclose all Securities Holdings and Covered Accounts in which they have Beneficial Ownership upon being hired. Thereafter, Employees must disclose any new Covered Accounts and all Discretionary Trades (i.e., purchases, sales, or other dispositions, including gifts) and Securities Holdings of Covered Securities in Discretionary Accounts within thirty days of the end of each quarter and year.

2.	Duty to Use Only Approved Brokers

All Covered Accounts must be maintained through an approved broker-dealer, and Employees must promptly notify Compliance of the opening of any such account.14

3.	Trade Pre-Clearance Requirement for All Covered Accounts

Employees must pre-clear with Compliance all purchases, sales, or other dispositions of Covered Securities in Discretionary Accounts. Employees must also obtain Compliance approval before directly or indirectly acquiring Beneficial Ownership of any security in an Initial Public Offering or a Limited Offering.15

13 This section is only a brief summary of the Bessemer Trust Personal Trading Policy and Personal Trading Procedures. All Employees are required to read and comply with the full text of the Policy and Procedures. The Policy and Procedures also define certain of the terms used in this summary.

14 As noted in the Personal Trading Policy, in addition to accounts that Employees hold directly or indirectly, Employees are also presumed to have Beneficial Ownership of any accounts held by, or in the name of, their spouse, their minor children, any other person who shares the Employee’s home or to whom they provide primary financial support, and other persons by reason of any contract, arrangement, understanding or relationship that provides the Employee with sole or shared voting or investment power.

15 In order to facilitate the pre-clearance process for most securities traded on U.S. exchanges, Employees should use the MyComplianceOffice tool which can be found on the Applications menu of the Bessemer Trust Intranet. If the trade is not or

D.	INSIDER TRADING AND PROHIBITED TRADING PRACTICES POLICY

Bessemer Trust’s Insider Trading and Prohibited Trading Practices Policy is incorporated by reference into this Policy and summarized below.16

1.	Prohibition on Insider Trading

Buying, selling, or otherwise disposing of or recommending securities for yourself, by or for a Bessemer Trust Employee, a Member of Their Family, a Bessemer Trust client, a Bessemer Trust portfolio, or any other person or Organization while in possession of material non-public information is prohibited by law and this Policy. Violations of this prohibition can result in immediate termination of employment and a referral to regulatory authorities.

2.	Definition of Material Non-public Information

Information about an issuer of securities or the value of securities is considered “material” if a reasonable investor would view the information as significantly altering the “total mix” of information available about the issuer or a security. In other words, information is material if it would affect a reasonable investor’s decision to buy or sell securities.17

Information about an issuer of securities or the value of securities is considered “non-public” if it has not been publicly disclosed by the issuer or is not otherwise in the public domain in accordance with applicable regulations. Any questions about whether information meets these definitions should be referred to Compliance or Legal.

3.	Reporting the Receipt of Material Non-public Information

You must notify Compliance or Legal immediately if you receive material non-public information or believe that another Bessemer Trust Employee or client is trading or attempting to trade while in possession of such information.18 The impacted securities may then be placed on a restricted list that prohibits trading in such securities by any Bessemer Trust Employee for any reason, whether for themselves, a client, a Bessemer Trust portfolio, or any other person.

cannot be pre-cleared through MyComplianceOffice, Employees must pre-clear the transaction by e-mailing complete transaction details to PersonalTrading@Bessemer.com.

16 This section is only a brief summary of the Bessemer Trust Insider Trading and Prohibited Trading Practices Policy, and you are required to read and comply with the full text of that policy. That policy also defines certain of the terms used in this summary.

17 While a wide variety of information about an issuer of securities or the value of securities could be considered material, items of particular concern include knowledge of the following: pending orders for an issuer’s products or services; pending changes to analyst recommendations or credit ratings; the grant of a patent or other approval by a government agency, such as FDA approval of a new medicine; corporate finance activity; mergers, acquisitions, or divestitures; advance information about an issuer’s earnings or financial condition, including its solvency or confidential information about regulatory or legislative action that could impact the company’s business.

18 Such reports should be made in writing to the Compliance or Legal email addresses.

Any doubt about whether a Bessemer Trust Employee or client is in possession of material non-public information should be resolved by reporting the information to Legal or Compliance and ceasing all trading or recommendation of the securities.

4.	Prohibition on Sharing Material Non-public Information

Other than notifying Compliance or Legal as directed above, the communication of material non-public information to any other person or Organization for any reason is prohibited by law and this Policy. Doing so can result in immediate termination of employment and a referral to regulatory authorities.

5.	Other Prohibited Trading Practices

As set forth more fully in the Insider Trading and Prohibited Trading Practices Policy, in addition to avoiding trading while in possession of material non-public information, you must also avoid additional prohibited trading practices, including:

a)	High-risk trading activities using puts, calls, and other derivatives[19];
b)	Front running or tailgating client or firm trades;
c)	Trading based on information learned from investment advisers to Bessemer Trust, the Fifth Avenue funds, or the Old Westbury funds;
d)	Selectively disclosing information about Bessemer Trust, the Fifth Avenue funds, or the Old Westbury funds investment strategies or transactions, and fund or client account holdings;
e)	Spreading rumors about securities; and
f)	Market timing and late trading.

E.	VIOLATIONS OF POLICY OR LAW AND PROTECTION FROM RETALIATION FOR REPORTING VIOLATIONS

1.	Violations of Bessemer Trust Policy or Law

Engaging in ethical and lawful conduct and maintaining and enhancing Bessemer Trust’s reputation are shared responsibilities of all Employees. Violations of this Code of Ethics, any other Bessemer Trust policy, or any law or regulation can lead to disciplinary action which may include, without limitation, one or more of a warning or letter of reprimand, demotion, loss or reduction of merit compensation increases or discretionary incentive compensation awards (including bonuses), suspension without pay, or termination of employment. Bessemer Trust is also obligated to report conduct by its Employees to governmental and regulatory agencies in certain circumstances.

19 Although not strictly prohibited, trading activities involving puts, calls, or other derivatives may become impaired or lose value if trading in any of the underlying reference securities is restricted at the time performance is due under the derivative contract, potentially rendering you unable to meet your obligations under the derivative contract.

2.	Reporting Violations of Bessemer Trust Policy or Law

To facilitate the prompt resolution of any potential or actual violations of this Code, any other Bessemer Trust policy, or any law or regulation, including Bessemer Trust’s employment and non-discrimination policies, you must promptly report (i) any suspected or actual Code, policy, or legal violations to General Counsel (by phone or email to CodeofEthics@Bessemer.com, and (ii) any employment and non-discrimination policy violations to Human Resources (by phone or email to Human_Resources@Bessemer.com). If there is any question concerning whether conduct or a circumstance violates policy or law, Employees should err on the side of reporting such circumstances. All reports will be promptly considered and appropriate action will be taken.

Reports of violations or suspected violations will be kept confidential to the extent possible, and, as set forth below, you will be protected from retaliation for making a good faith report. If you wish to report such circumstances you can do so by (i) calling the confidential Bessemer Ethics Line ((844) 268-8279), (ii) visiting www.bessemer.ethicspoint.com on any device, or (iii) clicking the Bessemer Ethics Line link on the Bessemer Trust Intranet.

3.	Protection from Retaliation for Reporting Violations

No Bessemer Trust Employee will suffer any form of retaliation or any adverse employment consequence as a result of making a good faith report of any potential or actual violations of the Code or any other Bessemer Trust policy, including Bessemer Trust’s employment and non-discrimination policies, or any law or regulation. As a result, any Bessemer Trust Employee who retaliates against another Employee for making a good faith report is subject to discipline up to and including termination of employment.

This non-retaliation policy is intended to encourage and enable Employees and others to voice their concerns within Bessemer Trust. Employees who believe that they or any other Bessemer Trust Employee has been the subject of retaliation should promptly report such circumstances to General Counsel or to the Bessemer Ethics Line (available here).

F.	CODE ADMINISTRATION

1.	Annual Employee Affirmation

You must affirm on an annual basis that you understand, have adhered to, and will adhere to, this Code and each of its mandates, prohibitions, and reporting requirements. In making that affirmation, you will be affirming, among other things, the following:

a.         Business Ethics and Conflict of Interest Policy: That you have reported any real or potential conflicts of interest and have not obtained any prohibited personal benefits from your work at Bessemer Trust.

b.        Outside Activities Policy: That you have reported and, if necessary, received approval for all covered Outside Activities.

c.         Personal Trading Policy and Insider Trading and Prohibited Trading Practices Policy: That you have disclosed all Covered Accounts and Securities Holdings, have pre-cleared and reported all covered trades in Discretionary Accounts, and have not engaged in insider trading or other prohibited trading practices as defined in the Insider Trading and Prohibited Trading Practices Policy.

2.	Overall Administration

The Chief Compliance Officer (CCO) is responsible for administration of the Code and may provide interpretations of the Code in consultation with General Counsel as appropriate. Investigations of possible Code violations are conducted by the appropriate party, including Compliance, General Counsel, Human Resources, or Internal Audit.

GLOSSARY

Beneficial Ownership: Employees are considered to have “Beneficial Ownership” of any Covered Securities or Covered Account in which they have a direct or indirect financial interest. A “financial interest” is defined broadly and means any opportunity, directly or indirectly, to profit, or share in any profit derived from, a transaction in the subject securities.

For the avoidance of doubt, Employees have a “direct financial interest” in any securities that they hold in their own name, either individually or jointly. Employees have an “indirect financial interest” in any securities held by their spouse or domestic partner (whether or not such legal status is recognized by local law), their minor children, any other person who shares their home, and any other person to whom they provide primary financial support.

Employees also have an indirect financial interest in any securities held by an entity or person with whom they have a contractual or other relationship that provides them with any financial interest in, or with sole or shared voting or investment power over, the Covered Securities. Such entities and relationships include, among other things, partnerships of which an Employee is a partner, limited liability companies of which an Employee is a member, revocable trusts of which an Employee is a grantor, trusts of which an Employee is a trustee, direction adviser or beneficiary, estates of which an Employee is an executor or beneficiary, UTMAs of which an Employee is the custodian, any investment club (or similar) in which an Employee is a member, and investment committees in which the Employee is a member or otherwise has responsibility for the management of the Organization’s investment or brokerage accounts.

Bessemer Trust: The Bessemer Group, Incorporated and its subsidiaries, and each of them.

Chief Fiduciary Counsel: Bessemer Trust’s Chief Fiduciary Counsel or external fiduciary counsel.

Commodities: Any commodity option, future, or similar agreement to purchase or sell a commodity for delivery in the future.

Compliance: The Compliance Department of Bessemer Trust.

Consultant: Third-parties who provide services to Bessemer Trust in exchange for a fee. Consultants who are provided access to the Bessemer Trust email system or other information systems or work in a Bessemer Trust office may be deemed by Compliance to be an “Access Person,” “Supervised Person,” or “Advisor Access Person” under the Advisers Act.

Covered Account: Any trust, brokerage, custodial or similar account that holds Covered Securities in which an Employee has a Beneficial Ownership, or in which an Employee can effect a transaction in Covered Securities in which they will have Beneficial Ownership.

As noted above, this definition includes any accounts held by, or in the name of, an Employee’s spouse or domestic partner, minor children, or any relative or other person who shares the Employee’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides an Employee with sole or shared voting or investment power.

Covered Security: “Covered Security” includes, among other security types, stocks, bonds, notes, debentures (collectively “Securities”), Commodities, any option to buy or sell Securities or

Commodities, and investments in private placements, special investment plans, or other private offerings, including any investment in Bessemer Trust alternative funds or Old Westbury mutual funds. Certain cryptocurrencies may also be considered Covered Securities.

Exchange Traded Funds (“ETFs”) and Unit Investment Trusts are also considered Covered Securities, but only ETFs are required to be pre-cleared as set forth in the Bessemer Trust Personal Trading Policy and Procedures. A “Covered Security” does not include: (a) United States government securities, (b) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, (c) shares issued by money market funds, and (d) shares issued by any open-end investment companies registered under the 40 Act.

Discretionary Accounts: Accounts that hold Covered Securities over which an Employee has sole or shared voting or investment power, whether by virtue of a contractual or other relationship, or a corporate or other business entity role held by an Employee. Such relationships and business entity roles include, among other things, partnerships of which an Employee is a general partner, limited liability companies of which an Employee is a managing member, revocable trusts of which an Employee is a grantor, trusts of which an Employee is a trustee or direction adviser, estates of which an Employee is an executor, UTMAs of which an Employee is the custodian, any investment club (or similar) in which an Employee is a member, and investment committees in which the Employee is a member or otherwise has responsibility for the management of the Organization’s investment or brokerage accounts. For clarity, Discretionary Accounts are a subset of Covered Accounts.

Employee: Every officer and employee, whether full or part time, of any Bessemer Trust entity, and any consultants deemed by Compliance to be an “Access Person,” “Supervised Person,” or “Advisor Access Person” under the Advisers Act based on the consultant’s job responsibility and access to data. Such consultants are not deemed “employees” for any purpose solely as a result of their compliance with this Code of Ethics or Bessemer Trust’s Personal Trading Policy.

Fiduciary Account: Any account for which Bessemer Trust is a named fiduciary, such as a trust where Bessemer Trust is serving as trustee or an estate where Bessemer Trust is serving as personal representative.

General Counsel: The Legal Department of Bessemer Trust.

Human Resources: The Human Resources Department of Bessemer Trust.

Initial Public Offering: Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering: Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Managing Director: A Bessemer Trust officer who holds the title of Managing Director.

Member of Their Family/ Member of Your Family/Member of the Family of a Bessemer Trust Employee: Any (i) near relative of a Bessemer Trust Employee, including their spouse, domestic partner, children, parents, siblings and dependents, (ii) individual or Organization that represents or acts as agent or fiduciary for those named, (iii) and other individuals or Organizations through which those named may receive a personal benefit.

Organization: Any corporation, partnership, association, limited liability company, joint venture, club, or other society or entity, either formal or otherwise.

Outside Activities: Any activity outside of an Employee’s work at Bessemer Trust that involves (i) employment or consulting with another organization, (ii) serving as a director, trustee, or fiduciary for any individual or organization, or (iii) any speaking, writing, or political activity that might suggest or imply a connection with or the endorsement of Bessemer Trust.

Securities Holdings: All Covered Securities in which an Employee has Beneficial Ownership.

Senior Management: Any officer who holds the title of Managing Director or above.

Senior Financial Officer: Bessemer Trust’s Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, and Director of Corporate Tax.

SIDD Committee: The Special Investments and Discretionary Distributions committee of any Bessemer Trust entity that serves in a fiduciary capacity.

THE BESSEMER GROUP, INCORPORATED

PERSONAL TRADING POLICY

I.	Executive Summary

Bessemer Trust has adopted this Personal Trading Policy (the “Policy”) to facilitate the supervision of, and to prevent insider trading in, Discretionary Trades of Covered Securities trades executed by all Employees, members of their households, and other related parties. The Policy requires that Employees:

1.	Disclose and allow reporting of all Securities Holdings, Covered Securities trades, and Covered Accounts,
2.	Use only Approved Brokers to hold Covered Securities or Covered Accounts,
3.	Pre-clear Discretionary Trades of Covered Securities in Discretionary Accounts and gifts of Covered Securities, and
4.	Refrain from (a) engaging in any transaction while in possession of material non- public information, or (b) any prohibited trading practices.[1]

II.	Scope of Policy

This Policy governs all Bessemer Trust Employees.2 This Policy also governs the trading of Covered Securities by (i) any person who shares an Employee’s home, (ii) any person to whom an Employee provides primary financial support, and (iii) any other person or through any relationship that provides an Employee with any direct or indirect financial interest in, or with sole or shared voting or investment power over, Covered Securities.

III.	Reporting of Covered Accounts and Securities Holdings

Upon an Employee’s first date of employment and then on an ongoing basis thereafter, an Employee must report the existence of, and any changes to their (i) Securities Holdings and (ii) Covered Accounts.

IV.	Use of Approved Brokers

All Covered Accounts must be maintained with one or more of the Approved Brokers listed in Appendix B of the Bessemer Trust Personal Trading Procedures. Employees must transition their Covered Accounts to an Approved Broker within ninety days of their first date of

1 Additional mandatory procedures are set forth in the Bessemer Trust Personal Trading Procedures, which should be read in conjunction with this Policy.

2 The application of this Policy to temporary employees and consultants is addressed by a memorandum dated December 17, 2019, that is attached to the Personal Trading Procedures as Appendix D.

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employment and must provide copies of all account statements and trade confirmations during the transition.

V.	Pre-clearance of Trades of Covered Securities

Pre-clearance and approval by Compliance is required before the execution of any Discretionary Trade of Covered Securities in Discretionary Accounts.3 Pre-clearance is also required before any investment that would cause you to obtain a Beneficial Interest in an Initial Public Offering, Limited Offering, or any private placement, special investment plan, or other private offering, including any investment in Bessemer Trust alternative funds.4

VI.	Holding Periods and Trading Restrictions

Covered Securities for which you have Beneficial Ownership must be held for (i) sixty calendar days before they may be sold at a gain and (ii) ten business days before they may be sold at a loss. As set forth in Bessemer Trust’s Personal Trading Procedures, Investment Management Employees are not permitted to engage in Discretionary Trades of a Covered Security within seven calendar days before the commencement, or prior to the fourth business day after the completion, of any Open Order involving the Covered Security.

VII.	Hardship Exemption

If the requirements set forth above place an undue burden or financial hardship upon an Employee or the owners of any Covered Security of which an Employee has a Beneficial Ownership, a written request for an exception that provides specific details of the hardship may be submitted to Compliance, which may consult with General Counsel in considering the request.

3 Although an Employee’s manager’s approval is not required, an Employee’s manager will be advised of an Employee’s trading activity.

4 Employees must use (i) MyComplianceOffice (“MCO”) to pre-clear Discretionary Trades of Covered Securities in Discretionary Accounts (including investments in initial public offerings and for private placements) and gifts of Covered Securities. If the trade (or gift) cannot be pre-cleared through MCO for any reason (including, for example, because MCO is not available to the Employee), Employees must pre-clear the transaction by e-mailing complete transaction details to PersonalTrading@Bessemer.com (a follow-up phone call is advisable to ensure that the email was received). However, as noted in the Personal Trading Procedures, employees who are on official leave from Bessemer Trust (not including a regularly scheduled vacation) such that they are not able to access firm systems (including, but not limited to MCO) are exempt from the requirement to (a) report Covered Accounts and Covered Securities, and (b) pre-clear Discretionary Trades or gifts of Covered Securities, for the duration of their leave. All Covered Accounts opened and Covered Securities acquired or disposed of during the leave must be reported promptly in MCO upon returning from the leave. Such employees are still bound by all other requirements the Personal Trading Policy and Procedures while on leave.

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VIII.	Insider Trading and Prohibited Trading Practices Policy

Bessemer Trust’s Insider Trading and Prohibited Trading Practices Policy is incorporated by reference into this Policy and summarized below.5

A.	Prohibition on Insider Trading

Buying, selling, or recommending securities by or for an Employee, a member of their family, a Bessemer Trust client, a Bessemer Trust portfolio, or any other person or Organization while in possession of material non-public information is prohibited by law and this Policy. Violations of this prohibition can result in immediate termination of employment and a referral to regulatory authorities.

B.	Definition of Material Non-public Information

Information about an issuer of securities or the value of securities is considered “material” if a reasonable investor would view the information as significantly altering the “total mix” of information available about the issuer or a security. In other words, information is material if it would affect a reasonable investor’s decision to buy or sell securities.6

Information about an issuer of securities or the value of securities is considered “non- public” if it has not been publicly disclosed by the issuer or is not otherwise in the public domain. Any questions about whether information meets these definitions should be referred to Compliance.

C.	Reporting the Receipt of Material Non-public Information

You must notify Compliance immediately if you receive material non-public information or believe that another Employee or client is trading or attempting to trade while in possession of such information.7 The impacted securities will then be placed on a restricted list that prohibits trading in such securities by any Employee for any reason, whether for themselves, a client, a Bessemer Trust portfolio, or any other person.

5 This section is only a brief summary of the Bessemer Trust Insider Trading and Prohibited Trading Practices Policy, and you are required to read and comply with the full text of that policy. That policy also defines certain of the terms used in this summary.

6 While a wide variety of information about an issuer of securities or the value of securities could be considered material, items of particular concern include knowledge of the following: pending orders for an issuer’s products or services; pending changes to analyst recommendations or credit ratings; the grant of a patent or other approval by a government agency, such as FDA approval of a new medicine; corporate finance activity, including dividend or stock buy-back policies; mergers, acquisitions, or divestitures; and advance information about an issuer’s earnings or financial condition, including its solvency.

7 Such reports should be made in writing to the internal “Compliance” e-mail address.

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Any doubt about whether an Employee or client is in possession of material non-public information should be resolved by reporting the information and ceasing all trading or recommendation of the securities.

D.	Prohibition on Sharing Non-public Information

Other than notifying Compliance as directed above, the communication of non-public information to any other person or Organization for any reason is prohibited by law and this Policy. Doing so can result in immediate termination of employment and a referral to regulatory authorities.

E.	Other Prohibited Trading Practices

In addition to avoiding trading while in possession of material non-public information, you must also avoid additional, prohibited trading practices, including:

i.	High-risk trading activities using puts, calls, and other derivatives;
ii.	Front running or tailgating client or firm trades;
iii.	Trading based on information learned from investment advisors to Bessemer Trust, the Fifth Avenue funds, or the Old Westbury funds;
iv.	Selectively disclosing information about investment strategies, transactions, and fund or client holdings;
v.	Spreading rumors about securities; and
vi.	Market timing and late trading.

IX.	Other Policies and Procedures

This Policy is to be read in conjunction with Bessemer Trust’s Code of Ethics, Insider Trading and Prohibited Trading Practices Policy, and Personal Trading Procedures.

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GLOSSARY

Affiliated Investment Company: means any investment company, registered under the Investment Company Act of 1940 (“40 Act”) for which BIM serves as an investment adviser or any such investment company whose investment adviser or principal underwriter controls BIM, is controlled by BIM, or is under common control with BIM.

Beneficial Ownership: Employees are considered to have “Beneficial Ownership” of any Covered Securities in which they have a direct or indirect financial interest.8 A “financial interest” is defined broadly and means any opportunity, directly or indirectly, to profit, or share in any profit derived from, a transaction in the subject Covered Securities.

For the avoidance of doubt, Employees have a “direct financial interest” in any Covered Securities that they hold in their own name, either individually or jointly. Employees have an “indirect financial interest” in any Covered Securities held by their spouse or domestic partner (whether or not such legal status is recognized by local law), their minor children, any other person who shares their home, and any other person to whom the Employee provides primary financial support.

Employees also have an indirect financial interest in any Covered Securities held by an entity or person with whom they have a contractual or other relationship that provides them with any financial interest in, or with sole or shared voting or investment power over, the Covered Securities. Such entities and relationships include, among other things, partnerships of which an Employee is partner, limited liability companies of which an Employee is a member, revocable trusts of which an Employee is a grantor, trusts of which an Employee is a trustee, direction adviser or beneficiary, estates of which an Employee is an executor or beneficiary, UTMAs of which an Employee is the custodian, securities for which an Employee is the custodian, and any investment club (or similar) in which an Employee is a member.

Bessemer Trust: The Bessemer Group, Incorporated and its subsidiaries, and each of them.

BIM: Bessemer Investment Management LLC, an entity that is an investment advisory company registered under the Investment Advisers Act of 1940 (“Advisers Act”).

BIM Employee: Every BIM employee, whether full or part time, or consultant.

Client: Every Bessemer Trust client, including trust accounts, whose assets are invested in any common trust fund, collective fund, alternative investment fund, investment management or investment advisory account with respect to which Bessemer Trust exercises investment discretion or provides investment advice, and any investor in a Bessemer Trust-advised mutual fund.

Commodities: Any commodity option, future, or similar agreement to purchase or sell a commodity for delivery in the future.

8 As used here, Beneficial Ownership has the same meaning as set forth in Section 16 of the Securities Exchange Act of 1934 and related Rule 16a-1(a)(2).

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Compliance: The Compliance Department of Bessemer Trust.

Consultant: Third-parties who provide services to Bessemer Trust in exchange for a fee. Consultants who are provided access to the Bessemer Trust email system or other information systems or work in a Bessemer Trust office may be deemed by Compliance to be an “Access Person,” “Supervised Person,” or “Advisor Access Person” under the Advisers Act.

Covered Account: Any trust, brokerage, custodial or similar investment account that holds Covered Securities in which an Employee has Beneficial Ownership, or in which an Employee can effect a transaction in Covered Securities or Commodities in which they will have Beneficial Ownership.

As noted above, this definition includes any accounts held by, or in the name of, an Employee’s spouse, an Employee’s minor children, or any relative or other person who shares an Employee’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides an Employee with sole or shared voting or investment power.

Covered Security: “Covered Security” includes, among other security types, stocks, bonds, notes, debentures, (collectively “Securities”), Commodities, any option to buy or sell Securities or Commodities, and investments in private placements, special investment plans, or other private offerings, including any investment in Bessemer Trust alternative funds or Old Westbury mutual funds. Certain cryptocurrencies may also be considered Covered Securities.9

Exchange Traded Funds (“ETFs”) and Unit Investment Trusts are also considered Covered Securities, but only ETFs are required to be pre-cleared as set forth in this Policy and the Bessemer Trust Personal Trading Procedures. A “Covered Security” does not include: (a) United States government securities, (b) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, (c) shares issued by money market funds, and (d) shares issued by any open-end investment companies registered under the 40 Act.

Discretionary Accounts: Accounts that hold Covered Securities over which an Employee has sole or shared voting or investment power, whether by virtue of a contractual or other relationship, or a corporate or other business entity role held by and Employee. Such relationships and business entity roles include, among other things, partnerships of which an Employee is a general partner, limited liability companies of which an Employee is a managing member, revocable trusts of

9 The term “security” is defined broadly and, as set forth in Section 2(a)(36) of the 40 Act, includes “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

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which an Employee is a grantor, trusts of which an Employee is a trustee or direction adviser, estates of which an Employee is an executor, and UTMAs of which an Employee is the custodian. For clarity, Discretionary Accounts are a subset of Covered Accounts.

Discretionary Trades: All transactions in Covered Securities are considered “Discretionary Trades” unless the transaction is (i) non-volitional on your part (including, for example, additional securities purchases through a pre-cleared automatic investment plan or a purchase or sale effected by an independent investment manager for a pension, mutual fund, or retirement plan), or (ii) made in a Covered Account over which you have given investment discretion to an independent third party, or over which you do not, in fact, exercise investment discretion, provided that you have certified in writing that you do not exercise such discretion. Gifts of Covered Securities are not “Discretionary Trades” but still must be pre-cleared as provided in the Bessemer Trust Personal Trading Procedures.

Employee: Every officer and employee, whether full or part time, of any Bessemer Trust entity, and any consultants deemed by Compliance to be an “Access Person,” “Supervised Person,” or “Advisor Access Person” under the Advisers Act based on the consultant’s job responsibility and access to data. Such consultants are not deemed “employees” for any purpose solely as a result of their compliance with the Bessemer Trust Code of Ethics or this Personal Trading Policy.

Initial Public Offering: Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Investment Department: The Investment Department of Bessemer Trust.

Investment Management Employee: An Investment Management Employee is any person that Compliance determines is an “Advisor Access Person” under the Advisers Act and Rule 17j-1. Such persons include:

•	any BIM Employee;
•	any Investment Department Employee; and
•	any member of the Bessemer Trust Company, N.A. Investment Policy and Strategy Committee.

Limited Offering: Limited Offering means an offering that is exempt from registration underthe Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Open Order: A purchase or sale program during which Bessemer Trust is purchasing or selling Covered Securities for an Affiliated Investment Company or a common trust fund. However, an Open Order does not include rebalancing or liquidity transactions in an Affiliated Investment Company or common trust fund.

Securities Holdings: All Covered Securities and Old Westbury Funds in which you have Beneficial Ownership.

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THE BESSEMER GROUP, INCORPORATED

PERSONAL TRADING PROCEDURES

I.	Executive Summary

Bessemer Trust has adopted these Personal Trading Procedures (“Procedures”) to guide Bessemer Trust Employees in complying with the Personal Trading Policy (“Policy”).

II.	Personal Trading Policy

Bessemer Trust adopted the Policy to facilitate the supervision of, and to prevent insider trading in, securities trades executed by all Employees, members of their households, and other related parties. The Policy requires that you:

1.	Disclose and allow reporting of all Securities Holdings, Covered Securities trades and Covered Accounts,
2.	Use only approved permitted brokers to hold Covered Securities and Covered Accounts,
3.	Pre-clear trades of Covered Securities in Discretionary Accounts and gifts of Covered Securities, and
4.	Refrain from (a) engaging in any transaction while in possession of material non-public information, or (b) any prohibited trading practices.

III.	Scope of Policy and Procedures

The Policy and these Procedures govern allBessemer Trust Employees. 1 The Policy and these Procedures also govern the trading of Covered Securities by (i) any person who shares an employee’s home, (ii) any person to whom an Employee provides primary financial support, and (iii) any other person or through any relationship that provides and Employee with any direct or indirect financial interest in, or with sole or shared voting or investment power over, Covered Securities. If you have any questions concerning a trade, please contact Compliance in advance of trading (PersonalTrading@bessemer.com).

IV.	Reporting of Covered Accounts and Securities Holdings

Upon your first date of employment and then on an ongoing basis thereafter, Employees must report the existence of, and any changes to their (i) Covered Accounts, and (ii) Securities Holdings.

a.	Initial Holdings Report

Within 10 days of first date of employment (i.e., when you become an Employee), Employees must identify and disclose to Compliance, in writing, all Covered Accounts and Securities Holdings in which they have Beneficial Ownership. The information contained in the report must be current as of the date no more than 45 days prior to the date employment began. Compliance shall direct, and Employees shall consent in writing to such direction, the financial institution (such as a brokerage firm) holding a Covered Account to provide duplicate confirmations and/or account statements to

1 Each Employee is considered an Access Person, and each Investment Management Employee is considered an Adviser Access Person, under the Advisers Act, the Policy, and these Procedures.

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Compliance, except as provided below.

i.	Content of Initial Reports

The initial holdings report, or alternatively a statement from the financial institution that holds a Covered Account to be reported, such as a brokerage account statement, must contain for each Covered Security the: (i) date of the report; (ii) title and type of each Covered Security, (iii) exchange ticker symbol or CUSIP number, if any, (iv) number of Covered Securities, (v) the value of the Covered Securities; and (vi) name and contact information for the financial institution holding the Covered Securities.

b.	Quarterly and Annual Affirmations

As described below, Employees are required to promptly report Covered Accounts (and secure approval for them when not opened with Approved Brokers as defined below) and transactions in Covered Securities, and pre-clear Discretionary Trades in MyComplianceOffice (“MCO”). Using the MyComplianceOffice system, Employees must affirm that they have done so each quarter when requested to do so by Compliance.

In the event that there are Covered Accounts or Covered Securities that were not reported promptly, Employees must furnish a report or equivalent information to Compliance within thirty days after the end of each calendar quarter/year using the MyComplianceOffice system.

With respect to any transactions in Covered Securities in the prior calendar quarter/year which were not otherwise reported during the quarter/year and in which an Employee had Beneficial Ownership, Employees must report the transactions in MCO. Such report will include the following data (where applicable): (i) title and exchange ticker symbol or CUSIP number; (ii) the date of the report; (iii) the date of the transaction, the name, class and number of shares, and the principal amount, interest rate and maturity date (if applicable) of each Covered Security involved; (iv) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (v) the price at which the transaction was effected; and (vi) the name of the financial institution with or through which the transaction was effected.

With respect to any new Covered Account established during the prior quarter/year that was not promptly reported, Employees must disclose the Covered Account in MCO. Such report will include the (i) date of the report; (ii) name of the financial institution holding the Covered Account; and (iii) date the Covered Account was established.

i.	Adviser Access Person Quarterly Report Requirements

Investment Management Employees (i.e., Adviser Access Persons) must affirm on a quarterly basis that all Covered Accounts and transactions in Covered Securities have been reported even if there were no activities during the quarter or if the activities were otherwise reported. All other Employees are not required to submit a report unless they engaged in activities that were not reported previously, or unless requested to do so by Compliance via MCO.

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c.	Exceptions to Reporting Requirements

i.       A statement from a financial institution holding a Covered Account that contains all the required information, such as a brokerage account statement, may be submitted in lieu of a separate initial holdings report or annual holdings report (such as where the financial institution holding the account is not an Approved Broker).

ii.       Employees need only file a certification if the report would duplicate information contained in feeds from Approved Brokers or account statements if such statements are received by Compliance no later than 30 days after the end of the applicable calendar quarter/year.

iii.      Third-Party Discretion Exemption. Once an initial report of the Covered Account has been made, further reports need not be made concerning a Covered Account that has been granted a Third-Party Discretion Exemption. A Third-Party Discretion Exemption is potentially available for any Covered Account over which (a) an independent third party exercises investment discretion, and (b) the Employee certifies in writing that they (nor a Member of Their Family) do not exercise control, directly or indirectly, may be eligible for the exemption. To obtain the exemption, please submit a request to Compliance (by email to PersonalTrading@bessemer.com). Compliance will require the Employee and the third-party trustee or discretionary investment adviser to certify in writing, from time-to-time, that the Employee will not be exercising, and have not exercised, any direct or indirect control over the investment decisions made for the Covered Account. Once these steps have been complied with, any trades in an account that has a Third Party Discretionary Exemption shall not be deemed Discretionary Trades and preclearance by the Employee is no longer required for trades in the account.

iv.       Once an initial report has been made of a Covered Account that is an automatic reinvestment plan, no further reports need be made, provided, however, that the initial investment in a plan and any subsequent transactions that override a pre-set schedule or allocation must be pre-cleared as per below.

v.       Employee stock purchase plans (e.g., for a spouse who works at a public company) and the Bessemer Trust 401(k) and other related Bessemer Trust retirement accounts are not considered Covered Accounts, and therefore no reports concerning these accounts need to be made.

d.	Confidentiality

All reports of Covered Accounts, Securities Holdings and transactions and any other information submitted pursuant to the Policy will be kept confidential to the greatest extent possible, provided, however, that such information may (a) be subject to review by Compliance, General Counsel, Internal Audit, and members of senior management, including an Employee’s manager, (b) be provided to non-affiliated companies that require the information to provide compliance, reporting, or other services, and (c) be provided to regulators or third-parties if required by law, court order, subpoena, or other document request.

V.	Use of Approved Brokers for Covered Accounts

All Covered Accounts in which an Employee has Beneficial Ownership must be maintained with

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an approved broker-dealer (listed on Appendix B (“Approved Brokers”)), unless otherwise expressly authorized as set forth herein. An Employee is not required to obtain approval prior to opening an account with an Approved Broker. However, Employees must notify Compliance within ten days of the opening of any new Covered Account with an Approved Broker.

If a Covered Account for a new Employee is not held by an Approved Broker, it must be closed and moved to an Approved Broker before the last day of the month during which an Employee reaches their 90th day of employment. In the interim, monthly statements and transactions reports must be loaded in MCO for each month during which a Covered Account not at an Approved Broker is held.

Under limited circumstances the Chief Compliance Officer may grant an exemption and permit an Employee to maintain or open a Covered Account with a financial institution that is not an Approved Broker. To request such an exemption, an Employee must submit a Non-Approved Broker Exemption Request (available in MCO) and receive approval prior to opening the account or within ninety days of the Employee’s first date of employment.

VI.	Pre-clearance of Securities Trades

Pre-clearance and approval by Compliance is required before the execution of any Discretionary Trade of Covered Securities in Covered Accounts. Pre-clearance is also required if Employees wish to make a gift of Covered Securities. Pre-clearance is also required before any investment that would cause an Employee to obtain a Beneficial Interest in an Initial Public Offering, Limited Offering, or any private placement, special investment plan, or other private offering, including any investment in Bessemer Trust alternative funds.

a.	Pre-Clearance Procedures

Employees must use (i) the MCO application to pre-clear DiscretionaryTrades of Covered Securities in Discretionary Accounts (including investments in initial public offerings, and private placements) and gifts of Covered Securities. If the trade (or gift) cannot be pre-cleared through the MCO application for any reason (including, for example, because the system is not available to the Employee), Employees must pre-clear the transaction by e-mailing complete transaction details to PersonalTrading@bessemer.com. (A follow-up phone call is advisable to ensure that the email was received.)

Upon receiving a pre-clearance request, using the MCO system and other tools, Compliance will review all proposed Discretionary Trades against the current “watch list” and any Open Order and determine whether the intended trades are permissible under this Policy. In this regard, the systemic review will generally2:

•	verify that the transaction requested complies with the Policy;
•	verify that there are no trading restrictions on the Covered Securities to be traded; and
•	if so, communicate authorization of the trade to the Employee instantly via the MCO application.

2 The purchase or sale of investments in private placements, special investment plans, or other private offerings, including any investment in Bessemer Trust alternative funds, may be subject to an additional or alternative pre-clearance review as the circumstances may warrant.

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•	In certain circumstances where further review is needed, the Employee will be notified that the pre-clearance request is Pending, and a disposition will be via sent an e-mail generated by the MCO application once Compliance has reviewed the request.

Compliance may refuse to grant clearance of a personal securities transaction as necessary in its discretion to uphold the letter, spirit, and objectives of the Policy. Even if a proposed transaction is approved, Employees must not engage in fraudulent or manipulative practices as set forth in the Insider Trading and Prohibited Trading Practices Policy.

b.	Time Limits on Pre-Cleared Trades

All approved Covered Securities transactions, and the submission of limit and stop-loss orders to a broker-dealer, must be placed between the hours of 9:30 a.m. and 4:00 p.m. (New York time). If the transaction is not completed between 9:30 a.m. and 4:00 p.m. on the date of pre-clearance, a new pre-clearance must be obtained for a subsequent trading day. Excepted from this requirement are trades that were properly cleared and entered by an Employee but held over until the next business day for execution by the broker without a change in the order. Trading after hours is limited to online trading with an Approved Broker, and all such trades must be placed prior to midnight on the day authorized. Transactions in private placement or IPO securities, or gifts of Covered Securities, should be effected within the same timeframe, unless specified or agreed otherwise with Compliance (for example, such as may be necessary when a purchase of a private placement is only able to be effected at a future date, or when gifts are contemplated for a future date).

Purchases through an issuer’s direct purchase plan must be pre-cleared on the date the purchaser writes the check to the issuer’s agent. The authorization of purchases through an issuer’s direct purchase plan will remain effective until the issuer’s agent purchases the Covered Securities.

c.	Exceptions to the Trade Pre-Clearance Requirement

All transactions in Covered Securities are considered “Discretionary Trades” and subject to pre- clearance unless the transaction is (i) non-volitional on the Employee’s part (including, for example, additional securities purchases through a pre-cleared automatic investment plan or a purchase or sale effected by an independent investment manager for a pension, mutual fund, or retirement plan), or (ii) made in a Covered Account for which an Employee has been provided a Third-Party Discretion Exemption as provided above.3 However, Compliance may require pre-clearance of such purchases and sales if Compliance determines such pre-clearance is necessary to carry out the purposes of the Policy.

d.	Broad Index Based ETF Exemption to the Trade Pre-Clearance Requirement

Discretionary Trades in Broad Index Based ETFs are exempt from the requirement to pre-clear. A Broad Index Based ETF is an ETF that has a market capitalization in excess of $2 billion USD, and that is based on an index that is deemed to be broad based by Compliance. A list of Broad Index

3 Employees are not required to pre-clear the acquisition of Covered Securities acquired through:

1.	Automatic reinvestment plans, provided, however, that the initial investment in a plan and any subsequent transactions that override a pre-set schedule or allocation must be pre-cleared;
2.	Employee stock purchase plans; or
3.	The exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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Based ETFs that are exempt from pre-clearance will be posted in MCO and updated at least quarterly. Discretionary Trades in all other ETFs must be pre-cleared.

VII.	Holding Periods and Additional Restrictions on Personal Trading

a.	Prohibition on Short-Term Trading

Covered Securities of which Employees have Beneficial Ownership must be held for (i) sixty calendar days before they may be sold at a gain and (ii) ten business days before they may be sold at a loss. Any profits realized on trades executed within the 60-day holding period shall be disgorged to Bessemer Trust or to a charitable organization as determined by Compliance, which will consult with General Counsel and the Chief Executive Officer as necessary. Additional holding period restrictions are applicable to Investment Management Employees (see below regarding Blackout Periods).

b.	Prohibition on Futures and Options Trading

Employees are prohibited from trading in futures, options on futures, and forward contracts. Employees are also prohibited from trading in warrants or options (with the exception of listed warrants or options) on physical commodities and currencies. Employees may trade listed equity and index options and equity warrants; however there is a 60-day holding period from the trade date. As noted above with respect to Securities Holdings, all Commodities and Commodities accounts must be disclosed to Compliance within 10 days of the first date of employment. Depending on and Employee’s role with respect to any Bessemer Trust commodity pool, such Commodities accounts may have to be liquidated and closed.

c.	Restriction on Limit Orders

Employees may enter into limit orders, GTC (good ‘til cancelled) orders, or stop loss orders that extend beyond the day the covered security is pre-cleared, provided that the order is placed with the broker-dealer within the time frame set forth in Section VI. b. above and the Employee does not make changes to the order. If any changes are made to the order, the entire trade must be pre- cleared and submitted again.

d.	Prohibition on Limited Offering and Initial Public Offering Purchases

Employees are prohibited from the following activities unless approved in advance by Compliance:

i.	purchasing any security in a private placement or other Limited Offering; and
ii.	purchasing any security during an Initial Public Offering (or other “New Issues”).

There are additional restrictions on participation in New Issues if an Employee is considered a “Restricted Person” under FINRA Conduct Rule 5130 or a “Covered Person” under FINRA Conduct Rule 5131. Generally, any Bessemer Trust “portfolio manager,” (including anyone with authority to buy or sell securities for a Bessemer Trust bank, client account, investment company, investment advisor, or collective investment account, and any Member of Their Family), and any registered representative of Bessemer Investor Services, Inc. is considered by FINRA to be a

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Restricted Person under Rule 5130. Further, all senior Bessemer Trust officers are “Covered Persons” under Rule 5131. Compliance maintains list of personnel who are considered Restricted Persons and Covered Persons.

e.	Blackout Periods

Investment Management Employees are not permitted to engage in Discretionary Trades of a Covered Security within seven calendar days before the commencement, or prior to the fourth business day after the completion, of any Open Order involving the Covered Security (“Blackout Periods”). Subject to the exceptions noted below, Investment Management Employees may be required to reverse a Discretionary Trade executed during a Blackout Period notwithstanding the pre-clearance of such trade.

f.	Exceptions to Blackout Periods

An Investment Management Employee will not be required to reverse a Discretionary Trade of a Covered Security that would otherwise not be permitted during a Blackout Period if Compliance determines that such Investment Management Employee in fact had no knowledge of the Open Order involving the Covered Security. Further, the Blackout Periods shall not apply to sales that are made pursuant to a tender offer or similar transaction involving an offer to acquire all or a significant portion of a class of securities.

VIII.	Exemptions and Exceptions

a.	General Hardship Exemptions

If the requirements set forth above place an undue burden or financial hardship upon an Employee or the owners of any Covered Security in which an Employee has a Beneficial Interest, a written request for an exception that provides specific details of the hardship may be submitted to Compliance, which may consult with General Counsel in considering the request. Such requests will be considered in light of the overall purpose of the Policy and any additional administrative burdens that the grant or denial of such a request may create for either Bessemer Trust or the owners of any Covered Security in which an Employee has a Beneficial Interest.

b.	Employees on Leave

Employees who are on an official leave from Bessemer Trust (not including a regularly scheduled vacation) such that they are not able to access firm systems (including, but not limited to MCO) are exempt from the requirement to (a) report Covered Accounts and Covered Securities, and (b) pre-clear Discretionary Trades or gifts of Covered Securities, for the duration of their leave. All Covered Accounts opened and Covered Securities acquired or disposed of during the leave must be reported promptly in MCO upon returning from the leave.

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IX.	Administration and Enforcement of the Policy[4]

a.	Employee Acknowledgment and Certification

The Policy and these Procedures are incorporated by reference in the Bessemer Trust Code of Ethics (“Code of Ethics”) and all Employees are required to provide written acknowledgement of their receipt of the Code of Ethics and indicate their agreement to abide by its terms, which include the Policy and these Procedures. In addition, Employees will be required to certify annually that they are in compliance with the Policy.

b.	Policy Violations: Reporting and Penalties

Any other Employee who discovers a possible violation of the Policy must promptly report the possible violation to Compliance, which, in its discretion, may notify General Counsel and Bessemer Trust’s Chief Executive Officer. As set forth in the Code of Ethics, violations of any Bessemer Trust policy, or any law or regulation, can lead to disciplinary action which may include, without limitation, one or more of a warning or letter of reprimand, demotion, loss of merit compensation increases, loss or reduction of any bonus or other discretionary incentive compensation award, suspension without pay, or termination of employment. To report a suspected or actual violation, please send an e-mail to CodeofEthics@Bessemer.com. All reports will be promptly considered and appropriate action will be taken.

Reports of violations or suspected violations will be kept confidential to the extent possible, and, as set forth below, you will be protected from retaliation for making a good faith report. If you wish to report such circumstances you can do so by (i) calling the confidential Bessemer Ethics Line ((844) 268-8279)), (ii) visiting www.bessemer.ethicspoint.com on any device, or (iii) clicking the Bessemer Ethics Line link on the Bessemer Trust Intranet.

4 Additional provisions related to the administration of the Policy, including procedures related to the investigation and classification of violations, can be found in Appendix C.

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GLOSSARY5

Affiliated Investment Company: Any investment company that is registered under the Investment Company Act of 1940 (“40 Act”) and for which BIM serves as an investment adviser, or any investment company whose investment adviser or principal underwriter controls BIM, is controlled by BIM, or is under common control with BIM.

Beneficial Ownership: Employees are considered to have “Beneficial Ownership” of any Covered Securities in which they have a direct or indirect financial interest.6 A “financial interest” is defined broadly and means any opportunity, directly or indirectly, to profit, or share in any profit derived from, a transaction in the subject Covered Securities.

For the avoidance of doubt, Employees have a “direct financial interest” in any Covered Securities that they hold in their own name, either individually or jointly. Employees have an “indirect financial interest” in any Covered Securities held by their spouse or domestic partner (whether or not such legal status is recognized by local law), their minor children, any other person who shares your home, and any other person to whom the Employee provides primary financialsupport.

Employees also have an indirect financial interest in any Covered Securities held by an entity or person with whom they have a contractual or other relationship that provides them with any financial interest in, or with sole or shared voting or investment power over, the Covered Securities. Such entities and relationships include, among other things, partnerships of which an Employee is partner, limited liability companies of which an Employee is a member, revocable trusts of which an Employee is a grantor, trusts of which an Employee is a trustee, direction adviser or beneficiary, estates of which an Employee is an executor or beneficiary, UTMAs of which an Employee is the custodian, securities for which an Employee is the custodian, and any investment club (or similar) in which an Employee is a member

Bessemer Trust: The Bessemer Group, Incorporated and its subsidiaries, and each of them.

BIM: Bessemer Investment Management, LLC, an entity that is an investment advisory company registered under the Investment Advisers Act of 1940 (“Advisers Act”).

BIM Employee: Every BIM employee, whether full or part time, or consultant.

Board of Directors: The Board of Directors or trustees of any Bessemer Trust entity.

Chief Compliance Officer: Bessemer Trust’s Chief Compliance Officer.

Client: Every Bessemer Trust client, including trust accounts, whose assets are invested in any common trust fund, collective fund, alternative investment fund, investment management or

5 The definitions and terms used in the Policy are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

6 As used here, Beneficial Ownership has the same meaning as set forth in Section 16 of the Securities Exchange Act of 1934 and related Rule 16a-1(a)(2).

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investment advisory account with respect to which Bessemer Trust exercises investment discretion or provides investment advice, and any investor in an Affiliated Investment Company Bessemer Trust-advised mutual fund.

Commodities: Any commodity option, future, or similar agreement to purchase or sell a commodity for delivery in the future.

Compliance: The Compliance Department of Bessemer Trust.

Consultant: Third-parties who provide services to Bessemer Trust in exchange for a fee. Consultants who are provided access to the Bessemer Trust email system or other information systems or work in a Bessemer Trust office may be deemed by Compliance to be an “Access Person,” “Supervised Person,” or “Advisor Access Person” under the Advisers Act.

Control: Control is defined in Section 2(a)(9) of the 40 Act, which provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder thereof control over the company. This presumption may be countered by the facts and circumstances of a given situation.

Covered Account: Any trust, brokerage, custodial or similar investment account that holds Covered Securities in which an Employee has Beneficial Ownership, or in which an Employee can effect a transaction in Covered Securities in which they will have Beneficial Ownership.

As noted above, this definition includes any accounts held by, or in the name of, an Employee’s spouse, an Employee’s minor children, or any relative or other person who shares an Employee’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides an Employee with sole or shared voting or investment power.

Covered Security: “Covered Security” includes, among other security types, stocks, bonds, notes, debentures, (collectively “Securities”), Commodities, any option to buy or sell Securities or Commodities, and investments in private placements, special investment plans, or other private offerings, including any investment in Bessemer Trust alternative funds. Certain cryptocurrencies may also be considered Covered Securities.7

Exchange Traded Funds (“ETFs”) and Unit Investment Trusts are also considered Covered Securities, but only ETFs are required to be pre-cleared as set forth in this Policy and the Bessemer Trust Personal Trading Procedures. However, a “Covered Security” does not include: (a) United States government securities, (b) bankers’ acceptances, bank certificates of deposit, commercial

7 The term “security” is defined broadly and, as set forth in Section 2(a)(36) of the Investment Company Act of 1940, includes as “any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

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paper, and high quality short-term debt instruments8, including repurchase agreements, (c) shares issued by money market funds, and (d) shares issued by any open-end investment companies registered under the 40 Act.

Discretionary Accounts: Accounts that hold Covered Securities over which an Employee has sole or shared voting or investment power, whether by virtue of a contractual or other relationship, or a corporate or other business entity role held by and Employee. Such relationships and business entity roles include, among other things, partnerships of which an Employee is a general partner, limited liability companies of which an Employee is a managing member, revocable trusts of which an Employee is a grantor, trusts of which an Employee is a trustee or direction adviser, estates of which an Employee is an executor, and UTMAs of which an Employee is the custodian. For clarity, Discretionary Accounts are a subset of Covered Accounts.

Employee: Every officer and employee, whether full or part time, of any Bessemer Trust entity and any consultants deemed by Compliance to be Employees. Such a person is also deemed an “Access Person,” “Supervised Person,” or “Advisor Access Person” under the Advisers Act based on the consultant’s job responsibility and access to data. Such consultants are not deemed “employees” for any purpose solely as a result of their compliance with the Bessemer Trust Code of Ethics or this Personal Trading Policy.

General Counsel: The Legal Department of Bessemer Trust.

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Investment Department: The Bessemer Trust Investment Department.

Investment Management Employee: An Investment Management Employee is any person that Compliance determines is an “Advisor Access Person” under the Advisers Act and Rule 17j-1. Such persons include:

•	any BIM Employee;
•	any Investment Department Employee; and
•	any member of the Bessemer Trust Company, N.A. Investment Policy and Strategy Committee.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Open Order: A purchase or sale program during which Bessemer Trust is purchasing or selling Covered Securities for an Affiliated Investment Company or a common trust fund. However, an Open Order does not include rebalancing or liquidity transactions in an Affiliated Investment Company or common trust fund.

8 High quality short-term debt instruments means debt instruments that have less than one year remaining to final maturity, rated AA-/Aa3 (S&P/Moody’s) or better. Such instruments should also have a liquidity similar to prime- grade (A1+/P1-rated) commercial paper.

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Securities Holdings: All Covered Securities and Old Westbury Funds in which an Employee has Beneficial Ownership.

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APPENDIX A – Entities and Investment Companies

BESSEMER TRUST ENTITIES

1.	The Bessemer Group Incorporated
2.	Bessemer Trust Company, N.A.
3.	Bessemer Trust Company
4.	Bessemer Trust Company of Delaware, N.A.
5.	Bessemer Trust Company of Florida
6.	Bessemer Trust Company of California, N. A.
7.	Bessemer Trust Company (Cayman) Limited
8.	Bessemer Group (U.K.) Limited
9.	Bessemer Trust Company (U.K.) Limited
11.	Bessemer Investor Services, Inc.
12.	Bessemer Investment Management LLC*
13.	Brundage, Story and Rose LLC
14.	Bessemer Trust Company (New Zealand) Limited

*Registered Investment Adviser

INVESTMENT COMPANIES ADVISED (each an “Affiliated Investment Company”) Old Westbury Funds, Inc.

Old Westbury All Cap Core Fund

Old Westbury Large Cap Strategies Fund

Old Westbury Small & Mid Cap Strategies Fund

Old Westbury Multi-Asset Opportunities Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

Old Westbury All Cap ESG Fund

Old Westbury California Municipal Bond Fund

Old Westbury New York Municipal Bond Fund

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APPENDIX B - Approved Broker List

1.	Ameriprise
2.	Bessemer Trust
3.	Charles Schwab
4.	Citigroup
5.	E*Trade
6.	Fidelity
7.	Goldman Sachs
8.	Hargreaves Landsdowne
9.	J.P. Morgan
10.	LPL
11.	Merrill Lynch
12.	Morgan Stanley
13.	T. Rowe Price
14.	TD Ameritrade
15.	UBS
16.	Vanguard
17.	Wells Fargo

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APPENDIX C - Compliance Department’s Duties and Responsibilities

a.	Administration of the Policy

Compliance shall have responsibility for the overall administration of the Policy, and its duties shall include:

i.	continuously maintaining a list of all current Employees and Investment Management Employees who are under a duty to make reports or pre- clear transactions under the Policy;
ii.	providing Employees and Investment Management Employees with a copy of and continuous access to the Policy, and any amendments, and informing them of their duties and obligations hereunder;
iii.	advising all Investment Management Employees of their status as such;
iv.	reviewing all quarterly securities transactions reports required to be filed pursuant to the Policy, and maintaining a record of such review, including the name of the Compliance personnel performing the review;
v.	reviewing all initial and annual securities position reports required to be filed pursuant to the Policy, and maintaining a record of such review, including the name of the Compliance personnel performing the review;
vi.	maintaining listings of all personal securities transactions effected by persons subject to reporting requirements under the Policy and comparing such transactions with completed portfolio transactions of Clients or Affiliated Investment Companies to determine whether a violation of the Policy may have occurred;
vii.	conducting such investigations as shall reasonably be required to detect any apparent violations of the Policy;
viii.	reporting violations to the Chief Executive Officer and General Counsel on a periodic basis, and at least quarterly; and
ix.	reporting any material violations on at least an annual basis to the Bessemer Trust Board of Directors for matters related to Employees and to the Board of any Affiliated Investment Company for matters related to BIM Employees.[9]

b.	Material Violations

In accordance with Sections VIII and IX of these Procedures, General Counsel or Compliance will determine when a “violation” of the Policy has occurred. “Material violations” of the Policy or the Procedures include:

i.	any willful violation of the Policy or these Procedures by an Employee;
ii.	any violation of the Policy or these Procedures that results in the disgorgement of a material amount of gain or loss avoided;
iii.	a third violation of the Policy or these Procedures by an Employee within a two- year period, irrespective of the nature of the violation or amount of gain or loss

9 Bessemer Trust is also obligated to report conduct by its employees to governmental and regulatory agencies in certain circumstances.

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avoided; and any other violation of the Policy or these Procedures that Compliance, in consultation with General Counsel, determines presents a material risk or concern to Bessemer Trust.

c.	Potential Penalties for Policy Violations

In addition to the potential disciplinary actions described above, violations of the Policy or these Procedures can result in suspension or termination of an Employee’s trading privileges or disgorgement of any gains or losses avoided. Such penalties shall be determined by Compliance, in consultation with the Chief Executive Officer and General Counsel.

d.	Recordkeeping

Bessemer Trust shall maintain the following records:

i.	a copy of each report made by an Employee as required by the Policy and all records of trades must be maintained for at least seven years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
ii.	a record of all Employees, currently or within the past seven years, who are or were required to make reports under the Policy, and who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;
iii.	a record containing a description of issues arising under the Policy or these Procedures, including, but not limited to, material violations of the Policy or these Procedures and sanctions imposed in response to material violations, must be maintained for at least seven years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;
iv.	a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Employee of securities in an Initial Public Offering or in a Limited Offering; and
v.	a copy of any decision to approve a waiver from any restriction or procedure contained in the Policy or these Procedures.

Compliance shall have responsibility for maintaining these records.

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APPENDIX D

Interoffice Memorandum

TO:	Human Resources

FROM:	Legal Compliance

SUBJECT:	Applicability of Code/Personal Trading Policy to Consultants and Temps

DATE:	December 17, 2019

The table below reflects the firm’s guidelines to determine when part-time or temporary employees (whether employed by Bessemer Trust or a third party) and consultants are subject to the Code of Ethics (“Code”) and the Personal Trading Policy (“Policy”).

With respect to the Code, all part-time and temporary employees (whether employed by Bessemer Trust or a third party) and consultants are generally subject to the Code from the first day of their employment or assignment, with the only exception being consultants who are not, because of their employment arrangements, considered “Supervised Persons” by General Counsel or the Chief Compliance Officer. (Currently such consultants are limited to those employed by Deloitte, Ernst & Young, and Chiampou and any cafeteria employees (collectively “Exempt Consultants”)).

With respect to the applicability of the Policy, the Policy currently requires full time employees to:

1.	Disclose and allow reporting of all Covered Securities trades and Covered Accounts,
2.	Use only Approved Brokers to hold Covered Securities or Covered Accounts (and thus move accounts at unapproved brokers to approved brokers or seek and receive an exemption),
3.	Pre-clear Discretionary Trades of Covered Securities in Discretionary Accounts and gifts of Covered Securities, and
4.	Refrain from (a) engaging in any transaction while in possession of material non- publicinformation, or (b) any prohibited trading practices.

(See the Policy for the defined terms used herein.)

As noted below, these obligations will apply to all full and part time Bessemer Trust employees from the first date of employment, but do not apply to Exempt Consultants. For temporary employees and for all other consultants, these requirements will not apply unless the employment or assignment is intended to, or does in fact, exceed six months. With respect to requirement (2) above (i.e., the need to move Covered Accounts or Covered Securities to Approved Brokers), this requirement will not apply to temporary employees or other consultants unless the employment or assignment is intended to, or does in fact, exceed twelve months.

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Type	Employed By	Has Bessemer Email or Works in a Bessemer Office?	Code Applies?	Personal Trading Policy Applies?
Full or Part Time Bessemer Employees	Bessemer	Yes	Yes	Yes
Temporary Bessemer Employees/ Summer Interns	Bessemer	Yes	Yes	Yes, as follows: • Reporting and Preclearance: immediate • Insider Trading: immediate • Move accounts: >12 months
Consultants Who Are Considered Supervised Persons	FIS Randstad	Yes to either	Yes	Yes, as follows: • Reporting and Preclearance: immediate • Insider Trading: immediate • Move accounts: >12 months
Consultants Who Are Not Considered Supervised Persons	Deloitte Ernst & Young Chiampou Cafeteria employees	N/A	No	No
All Other Temps and Consultants whose employment or assignment is not intended to, or does not in fact, exceed six months	Outside Agency	Yes to either	Yes (other than Personal Trading)	No

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